Exhibit 21

Subsidiaries of the Registrant

GigOptix LLC, an Idaho limited liability company

GigOptix-Helix AG, a Swiss corporation

Lumera Corporation, a Delaware corporation

ChipX, Incorporated, a Delaware corporation

GigOptix (Israel) Ltd., an Israel corporation

Endwave Corporation, a Delaware corporation

BrPhotonics Produtos Optoeletrônicos LTDA., a business limited liability company organized in Brazil

GigOptix Japan GK, a Japan corporation

GigOptix-Terasquare-Korea (GTK) Co., Ltd., a Korea corporation

Magnum Semiconductor, Inc., a Delaware corporation

Magnum Semiconductor Holdings LLC, a Delaware corporation

Magnum International Holdings, Inc., a Delaware corporation

Magnum Semiconductor Canada Inc., a Canada corporation

Magnum Semiconductor Korea Co., Ltd, a Korea corporation

Magnum (Beijing) Semiconductor Technology Co., Ltd. a China corporation